Exhibit 3.5

COMPLETE TEXT OF THE ARTICLES OF ASSOCIATION OF

TURLOCK B.V.,

AFTER EXECUTION OF THE DEED OF AMENDMENT

TO THE ARTICLES OF ASSOCIATION, DATED JULY 9, 2013.

ARTICLES OF ASSOCIATION

Definition of terms

Article 1

In these articles of association, the following terms have the following meanings:

a.	general meeting: the corporate body of the company formed by the shareholders;

b.	depositary receipts: depositary receipts for shares in the company’s capital;

c.	subsidiary: a legal entity or company as referred to in article 2:24a Dutch Civil Code;

d.	annual accounts: the balance sheet and the profit and loss account, plus the explanatory notes thereto;

e.	written/in writing: in the form of any message transmitted and received in writing via any normal means of communication, including fax or e-mail;

f.	holder of a meeting right: party who, pursuant to the law or these articles of association, holds a meeting right;

g.	meeting right: the right to attend and address the general meeting, either in person or by written proxy.

Name and corporate seat

Article 2

2.1	The company’s name is:

Turlock B.V.

2.2	The company has its corporate seat in Amsterdam.

Objects

Article 3

The objects of the company are:

a.	to incorporate, conduct the management of, participate in and take any otherfinancial interest in other companies and/or enterprises;

b.	to render administrative, technical, financial, economic or managerial services to other companies, persons and/or enterprises;

c.	to acquire, dispose of, manage and operate real property, personal property and other goods, including patents, trademark rights, licences, permits and other industrial property rights;

d.	to borrow and/or lend monies, provide security or guarantee or otherwise warrant performance jointly and severally on behalf of others,

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense of the words.

Shares and depositary receipts

Article 4

4.1	The company has an issued share capital divided into one (1) or more shares.

4.2	At least one (1) share must be held by a party other than the company or one (1) of its subsidiaries and for a purpose other than to benefit the company or one (1) of its subsidiaries.

4.3	The shares have a nominal value of one hundred euros (EUR 100.00) each.

4.4	All shares are registered and are numbered consecutively from 1 onwards. No share certificates shall be issued. Attached to each share is a voting right, a meeting right and a right to share in the company’s profits and reserves, in accordance with the provisions of these articles of association.

4.5	No meeting right is attached to depositary receipts. In deviation of the provision in the preceding sentence, the general meeting is authorized to attach or to cancel the meeting right in relation to one (1) or more depositary receipts.

Shareholders’ register

Article 5

5.1

The company’s board of managing directors shall keep a register in which the names and addresses of all the shareholders are recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the company, the type or class of the shares and the amount paid up on each share. Should a shareholder be exempt from an obligation, requirement or suspension of

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rights as defined in article 2:192 paragraph 1 Dutch Civil Code under the articles of association, that exemption shall be noted. The register shall also contain the names and addresses of all holders of a usufruct or right of pledge on shares, specifying the date on which they acquired such usufruct or right of pledge, the date of acknowledgment by or service upon the company and the rights attached to the shares which are vested in them in accordance with articles 11 and 29 of these articles of association. The names and addresses of the holders of depositary receipts to which a meeting right is attached shall be recorded in the register, specifying the date on which the meeting right was attached to their depositary receipts and the date of acknowledgement by or service upon the company.

5.2	Shareholders and others whose details must be included in the shareholders’ register pursuant to paragraph 1 of this article shall provide the board of managing directors with the required details in a timely fashion. If an electronic address is also provided for inclusion in the shareholders’ register, such provision shall be deemed the permission of the relevant shareholder or other holder of a meeting right to be sent all notifications and announcements, as well as convocations to general meetings, by electronic means.

5.3	The register shall be updated regularly and the grant of each release from liability for payments not yet made shall be recorded therein. All entries or notes in the register shall be signed by a managing director.

5.4	Further to a request to that effect, the board of managing directors shall provide each shareholder, usufructuary, pledgee or holder of a depositary receipt to which a meeting right is attached with an extract from the register relating to its entitlement to its share or depositary receipt, free of charge. If a usufruct or right of pledge has been created on a share, the extract will specify to whom the rights referred to in articles 11 and 29 of these articles of association accrue.

5.5	The board of managing directors shall make the register available at the company’s offices for inspection by the shareholders as well as by the usufructuaries or pledgees to whom the rights referred to in articles 11 and 29 of these articles of association accrue as well as to holders of depositary receipts to which is attached a meeting right. The particulars in the register in respect of shares which have not been paid up in full shall be available for public inspection and a copy or an extract of such particulars shall be provided at no more than cost.

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Issue of shares

Article 6

6.1	The company may only issue shares pursuant to a resolution of the general meeting. The general meeting may delegate its powers in this respect to another corporate body of the company and may revoke such delegation.

6.2	Paragraph 1 of this article shall apply mutatis mutandis to the granting of rights to subscribe for shares but will not apply to the issuing of shares to persons exercising a previously obtained right to subscribe for shares.

Conditions for issuing of shares. Pre-emptive rights

Article 7

7.1	Any resolution to issue shares shall also specify the issue price and any further conditions in connection with the issue. The issuing of shares shall require a notarial deed to be executed for that purpose before a civil-law notary practicing in the Netherlands, to which those involved are party.

7.2	With due observance of the restrictions stipulated by law, each shareholder shall have a pre-emptive right on any further share issue, in proportion to the aggregate amount of his shares.

7.3	Shareholders shall have a similar pre-emptive right with respect to the granting of rights to subscribe for shares.

7.4	The pre-emptive rights may be limited or suspended for each single issue by the corporate body of the company authorized to issue shares.

Payment on shares

Article 8

8.1	On subscription for a share, payment must be made of its nominal value. The company may require that the nominal value or a part thereof must first be paid after a certain period of time or after the company has requested such payment.

8.2	Payment on a share must be made in cash unless another form of contribution has been agreed. The company’s permission is required to pay on shares in a currency other than that in which the nominal value of the shares is denominated.

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Acquisition of shares by the company in its own capital

Article 9

9.1	The company may only acquire shares in its own capital pursuant to a resolution of the board of managing directors.

9.2	Any acquisition by the company of shares in its own capital that are not fully paid up shall be null and void.

9.3	Unless it acquires such shares free of charge, the company may not acquire fully paid-up shares in its own capital if the amount of its equity, less the acquisition price, is less than the reserves that the company must maintain by law or pursuant to these articles of association or if the board of managing directors knows or could reasonably be expected to foresee that the acquisition would make the company unable to continue paying any of its due and payable debts.

9.4	If, after making such an acquisition that was not made free of charge, the company is unable to continue paying its due and payable debts, the managing directors shall, subject to the provisions of law, be jointly and severally liable to the company for the shortfall created by the acquisition. A party disposing of shares who knows or could reasonably be expected to foresee that the acquisition would make the company unable to continue paying any of its due and payable debts shall be liable to the company for payment of the shortfall created by the acquisition of that party’s shares, with said liability not to exceed the acquisition price of the shares it disposed to the company and with due observance of the provisions of law.

9.5	The provisions in the preceding paragraphs shall not apply to shares acquired by the company by operation of law.

9.6	Any acquisition of shares at the expense of the reserves referred to in paragraph 3 of this article shall be null and void. The managing directors shall be jointly and severally liable to a good faith seller of shares who incurs a loss as a result of a sale being declared null and void.

9.7	The term ‘shares’ as used in this article shall be taken to include depositary receipts.

Capital reduction

Article 10

With due observance of article 4 paragraph 2 of these articles of association, the general meeting may resolve to reduce the issued capital of the company, either by a cancellation of shares or by a reduction of the nominal value of the shares by means of an amendment

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of the articles of association. Such resolution shall have no effect as long as it has not been approved by the board of managing directors. The provisions of article 2:208, as well as article 2:216 paragraphs 2 up to and including 4 Dutch Civil Code shall apply accordingly to the aforementioned resolution.

Transfer of shares and depositary receipts. Restricted rights

Article 11

11.1	The transfer of shares and the transfer – including the creation and disposal – of any restricted rights attached to shares shall require a notarial deed to be executed for that purpose before a civil-law notary practicing in the Netherlands, to which those involved are party.

11.2	The transfer in accordance with paragraph 1 of this article will also be valid vis-à-vis the company by operation of law. Unless the company is a party to the legal act, the rights attached to shares cannot be exercised until the company either acknowledges the legal act or the notarial deed has been served upon the company in accordance with the relevant statutory provisions.

11.3	The provisions of paragraph 2 of this article shall apply mutatis mutandis to the transfer of depositary receipts to which a meeting right is attached.

11.4	A shareholder may create a usufruct or right of pledge on one or more of his shares.

11.5	The voting right attached to the shares encumbered with a usufruct or right of pledge shall be vested in the shareholder. The voting right may be vested in the usufructuary or pledgee if this is stipulated on the establishment of the usufruct or right of pledge or if this is agreed afterwards in writing between the shareholder and the usufructuary or pledgee, provided that the transfer of the voting right is approved by the general meeting.

11.6	The provisions of paragraph 2 of this article shall apply mutatis mutandis to a written agreement as referred to in paragraph 5 of this article, above.

Transferability of shares. Approval

Article 12

12.1	If and in so far as all issued shares in the company’s capital are held by a single private individual or legal entity – regardless of whether these are held together with the company itself – the shares can be transferred freely and without any restrictions as referred to in article 2: 195 Dutch Civil Code.

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In all other cases, each transfer of shares, in order to be valid, shall require the prior approval of the general meeting, unless all shareholders have approved the intended transfer in writing. Such approval shall be valid for three (3) months only.

12.2	A shareholder who wishes to transfer shares (the “applicant”) shall notify the board of managing directors of that fact in writing, specifying the number of shares to be transferred and the names of the party(ies) to which the applicant wishes to transfer.

12.3	The board of managing directors shall be obliged to call a general meeting and arrange for such meeting to be held within four (4) weeks of receiving the applicant’s notification referred to in paragraph 2 of this article.

If the board of managing directors fails to convene a general meeting within such term, the applicant shall be authorized to convene such general meeting within a period of two (2) weeks after the expiry of that term. The board of managing directors shall be obliged to provide the applicant with all information necessary in this respect.

The convening notice must contain the contents of the notification referred to in paragraph 2 of this article.

12.4	If the general meeting grants the approval requested, the transfer must take place within the following three (3) months.

12.5	The requested approval shall be deemed given if:

a.	the general meeting referred to in paragraph 3 of this article has not been held within the aforementioned term of four (4) weeks or two (2) weeks thereafter;

b.	that general meeting has failed to decide on the request for approval; and

c.	the approval is refused and the general meeting fails to simultaneously specify to the applicant (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

If the situation under paragraph 5a. of this article occurs, approval shall be deemed to have been given on the last date on which the general meeting should have ultimately been held.

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12.6	Unless the applicant and the interested party(ies) specified by the general meeting and accepted by the applicant make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert, who shall, at the request of the party with the greatest interest, be appointed by the Chairman of the Chamber of Commerce of the district in which the company is or should be registered.

12.7	The applicant shall remain entitled to withdraw his offer, provided that it does so within one (1) month of having been informed of the interested party(ies) to whom it may transfer all of the shares specified in the request for approval and of the price offered for the shares.

12.8	The costs incurred in determining the purchase price shall be borne:

a.	by the applicant if it withdraws its offer;

b.	in equal parts by the applicant and the buyer(s) if the shares are purchased by the interested party(ies), on the understanding that each buyer shall contribute to the costs in proportion to the number of shares it has bought;

c.	by the company, in all cases not included under a or b.

12.9	The company itself may only propose to buy the shares as contemplated in paragraph 5(c) of this article if the applicant so consents.

Board of managing directors

Article 13

13.1	The board of managing directors consists of one (1) or more board members, with the actual number being determined by the general meeting. Each board member of the company has the title of managing director (directeur).

13.2	The managing directors are appointed by the general meeting.

13.3	For the purposes of article 9 paragraph 4, article 10 and article 23 paragraph 3 of these articles of association, a person who has determined or co-determined the company’s policies as if he or she were a managing director shall be considered equivalent to a managing director, including the same responsibilities and liabilities.

Suspension and dismissal

Article 14

14.1	The general meeting is authorized to suspend or dismiss a managing director from office at any time.

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14.2	Any such suspension may be extended once or more often, but will be limited to atotal of three (3) months. Such suspension shall expire on lapse of this period unless a resolution has been adopted either to lift the suspension or to dismiss the managing director prior to the end of this period.

Remuneration

Article 15

The general meeting determines the remuneration and other terms and conditions of employment of each managing director.

Managerial duties

Article 16

16.1	Subject to the restrictions set forth in these articles of association and with due observance of the law, the board of managing directors is charged with the management of the company.

16.2	The board of managing directors may adopt rules and regulations governing its decision-making process.

16.3	The board of managing directors may make a division of duties, specifying the individual duties of each managing director.

16.4	The board of managing directors must conduct itself in accordance with the instructions of the general meeting.

The board of managing directors is obliged to follow these instructions unless the instructions are contrary to the best interests of the company and the enterprise affiliated with the company.

Meetings of the board of managing directors

Article 17

17.1	The board of managing directors shall meet as often as a managing director requests a meeting.

17.2	Each managing director is authorized to convene a meeting of the board of managing directors in writing, specifying the topics to be discussed. Such convocation shall take place no less than five (5) days prior to the day of the meeting.

17.3	A summary reflection of the matters addressed at the meeting must be recorded in the minutes.

17.4	A managing director may be represented at the meeting by a fellow managing director authorized by written power of attorney.

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17.5	No legally valid resolutions may be passed with regard to items that are not included in the agenda, the written convening notice or which have not been announced as prescribed or within the prescribed convocation term, unless the managing directors unanimously agree that resolutions on these items shall be passed.

Resolutions of the board of managing directors. Conflict of interest

Article 18

18.1	The board of managing directors adopts resolutions by an absolute majority of the votes cast. Each managing director has a right to cast one (1) vote. In the event the votes are equally divided, the proposal is rejected.

18.2	A managing director with a direct or indirect personal interest that conflicts with the company’s interest may not take part in the deliberations or decision-making. If no resolution can be adopted by the board of managing directors as result thereof, such resolution must be adopted by the general meeting.

18.3	The board of managing directors may adopt resolutions outside meetings provided that all its members have agreed with this method of decision-making and have expressed themselves regarding the proposal concerned in writing.

Representative authority

Article 19

19.1	The board of managing directors represents the company. The authority to represent the company is also vested in two (2) managing directors acting jointly.

19.2	The board of managing directors may appoint officers with a general or special power of attorney. Each officer will represent the company within the scope of his authority. The officers’ titles are determined by the board of managing directors.

Approval	of board resolutions

Article 20

20.1	The general meeting is authorized to make subject to its approval resolutions by the board of managing directors. Any such resolution must be clearly described and reported to the board of managing directors in writing.

20.2	The absence of approval as defined in this article will not impair the representative authority of the board of managing directors or of the managing directors.

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Absence. Inability to act

Article 21

If one or more managing director(s) is/are absent or unable to perform his/their duties, the remaining managing director or managing directors shall be temporarily charged with the management of the company. In the event of the absence or inability to act of all the managing directors or the sole managing director, a person appointed for that purpose by the general meeting shall be temporarily charged with the management of the company.

Financial year. Annual accounts

Article 22

22.1	The financial year corresponds with the calendar year.

22.2	The board of managing directors is required to draw up the annual accounts within five (5) months of the end of the company’s financial year, unless this period has been extended by a maximum of six (6) months by the general meeting on account of special circumstances.

22.3	The annual accounts must be signed by the managing directors; if one or more of their signatures is missing, this shall be stated giving the reason therefore. 22.4 The general meeting adopts the annual accounts.

22.5	A resolution to adopt the annual accounts shall not automatically discharge a managing director. The general meeting may resolve to grant one or more managing directors full or partial discharge.

22.6	If all of the shareholders are also managing directors of the company, the signing of the annual accounts by all of the managing directors shall also be considered an adoption as referred to in paragraph 4 of this article, provided that all of the other holders of a meeting right have been given the opportunity to take cognisance of the annual accounts in question and have indicated their assent to this method of adoption as referred to in article 31 paragraph 1 of these articles of association. Contrary to the provisions of paragraph 5 of this article, this adoption shall also constitute a discharge of the managing directors.

22.7	If so required by law, the company shall instruct a qualified auditor to examine its accounts and records. The general meeting is authorized to appoint the auditor. If the general meeting fails to appoint the auditor, the board of managing directors is authorized to do so. The appointment of the auditor may be withdrawn for good reasons with due observance of article 2:393 paragraph 2 Dutch Civil Code.

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22.8	The statutory provisions apply to the annual report, the additional data to be added, the auditor’s report and the publication of the annual report.

Profits

Article 23

23.1	The general meeting is authorized to allocate the profit determined by adopting the annual accounts and to resolve on any distributions, to the extent that the company’s equity exceeds the reserves that the company must maintain pursuant to the law or these articles of association.

23.2	A resolution intending a distribution shall not be effected until the board of managing directors approves such resolution. The board of managing directors shall withhold such approval only if it knows, or could reasonably be expected to foresee, that the distribution would make the company unable to continue paying any of its due and payable debts.

23.3	If, after making such a distribution, the company is unable to continue paying its due and payable debts, the managing directors shall, subject to the provisions of prevailing law, be jointly and severally liable to the company for the shortfall created by the distribution. A party receiving such distribution who knows or could reasonably be expected to foresee that the distribution would make the company unable to continue paying any of its due and payable debts shall be liable to the company for payment of the shortfall created by the distribution, with said liability not to exceed the amount of the distribution received by that party and with due observance of the provisions of prevailing law.

23.4	In calculating the profit distribution, the shares held by the company in its own capital will not be taken into account.

23.5	In calculating the amount to be distributed on each share, only the amount of the obligatory payments on the nominal amount of the shares will be taken into account.

23.6	A claim of a shareholder to receive a distribution expires after five (5) years.

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General meetings

Article 24

24.1	At least once during each financial year, either a general meeting shall be held, orresolutions shall be passed in accordance with article 31 paragraph 1 of these articles of association, or the annual accounts shall be adopted with due observance of the provisions of article 22 paragraph 6 of these articles of association.

24.2	The agenda for such general meeting as mentioned in paragraph 1 of this article shall, among other things, include the following items:

a.	the annual report;

b.	adoption of the annual accounts;

c.	discharging the managing directors for the management they performed in the past financial year;

d.	allocation of result;

e.	the filling of any vacancies;

f.	other proposals by the board of managing directors or shareholders or others entitled to cast votes, provided that these proposals have been raised and announced with due observance of the provisions of article 26 of these articles of association.

Other meetings

Article 25

25.1	Without prejudice to the provisions of article 24 paragraph 1 of these articles of association, other general meetings shall be held as often as the board of managing directors or a single managing director considers necessary.

25.2	One or more shareholders who, alone or together, represent at least one one-hundredth (1/100) of the issued capital may submit a written request to the board of managing directors to convene a general meeting, provided that such request contains a detailed description of the items to be addressed at said meeting. The board of managing directors will take the steps necessary to ensure that the general meeting is held within four (4) weeks of its receipt of such request, except in the event of a countervailing substantial company interest.

25.3	For the purposes of the application of this article, shareholders shall be equated with other holders of a meeting right.

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Convocation of meetings. Agenda

Article 26

26.1	General meetings are convened by the board of managing directors or a singlemanaging director, without prejudice to the provisions laid down in article 25 paragraph 2 of these articles of association.

26.2	Convocation shall take place in writing to the addresses recorded in the register of shareholders with due observance of article 5 paragraph 2 of these articles of association and no less than on the eighth (8th) day prior to the day of the meeting.

26.3	The convening notice shall specify the matters to be addressed at the general meeting. Any matters not specified in the convening notice may be announced later, with due observance of the requirements of paragraph 5 of this article.

26.4	Shareholders and other holders of a meeting right who jointly represent at least one one-hundredth (1/100) part of the issued capital shall be entitled to request the board of managing directors to place one (1) or more matters on the agenda for the next general meeting. The board of managing directors shall place such matter(s) on the agenda except in the event of a countervailing substantial company interest. If the convening notice referred to in paragraph 2 of this article for the next meeting has already been sent out and there are fewer than thirty (30) days between the request for matters to be placed on the agenda and the day of the next meeting, the said matters shall be placed on the agenda for the meeting following that next meeting.

26.5	No legally valid resolutions may be passed with regard to items that are not included in the agenda, the written convening notice or which have not been announced as prescribed or within the prescribed convocation term, unless all holders of a meeting right have agreed with the decision-making on these items and the managing directors have been given the opportunity to advise on the items to be resolved upon prior to the adoption thereof.

Venue for general meetings

Article 27

General meetings shall be held in the municipality in which the company has its corporate seat, its head office, or in the municipality of Haarlemmermeer (Schiphol Airport). A general meeting may be held elsewhere, provided that all holders of a meeting right have agreed with the meeting venue and the managing directors have been given the opportunity to advise on the items to be resolved upon prior to the adoption thereof.

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Chair. Minutes.

Article 28

28.1	The general meeting shall appoint its own chairperson. The chairperson appoints a secretary.

28.2	The secretary shall take minutes of the proceedings at each general meeting. The said minutes shall be confirmed and signed in evidence thereof by the chairperson and the secretary.

28.3	The chairperson or the party who convened the meeting may resolve to have a notarial report made of the proceedings at the meeting. Such notarial report shall be co-signed by the chairperson.

28.4	The board of managing directors is required to keep records of the resolutions adopted by the general meeting and deposit them at the company’s office for inspection by the shareholders and other holders of a meeting right. Upon request, each shareholder and holder of a meeting right will be provided with a copy of or excerpt from the records at no more than cost.

28.5	If the board of managing directors is not represented at a meeting, the chairperson of the meeting is responsible for ensuring that the board of managing directors is given a copy of the resolutions adopted as soon as possible after the meeting.

Meeting right. Right to attend

Article 29

29.1	A meeting right is allocated to shareholders, holders of depositary receipts for shares to which a meeting right is attached and to usufructuaries and pledgees who hold voting rights. Usufructuaries and pledgees who do not hold voting rights shall have a meeting right if no provisions to the contrary were agreed upon the creation or transfer of the usufruct or right of pledge.

29.2	Each holder of a meeting right or its representative who attends a meeting must sign the attendance list.

29.3	Each holder of a meeting right or its representative participating in the general meeting by way of electronic means of communication shall be identified by the chairperson in the manner as stated in the terms and conditions mentioned in paragraph 6 of this article. The name of the holder of a meeting right and the name of any representative participating in the general meeting by way of electronic means of communication shall be added to the attendance list.

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29.4	The managing directors have, in that capacity, an advisory vote at general meetings.

29.5	The general meeting may resolve to allow persons, other than those referred to in this article, to attend general meetings of shareholders.

29.6	The board of managing directors may determine that a holder of a meeting right or its representative may attend and address general meetings, and, insofar as possible, exercise its voting right by electronic means of communication. The board of managing directors sets the terms and conditions for electronic participation to the meeting as mentioned in the previous sentence and announces those in the convening notice. These conditions in any case encompass the method by which the holder of a meeting right or its representative can (i) be identified through the electronic means of communication, (ii) take direct cognisance of the proceedings at the meeting and (iii) insofar as possible, exercise its voting right.

Resolutions of the general meeting

Article 30

30.1	Resolutions are passed by an absolute majority of the votes cast, unless the law or these articles of association require a greater majority.

30.2	Each share confers the right to cast one (1) vote. No votes may be cast during the general meeting for a share held by the company or any of its subsidiaries; nor for shares of which either of them holds the depositary receipts.

30.3	If there is a tie in voting at the election of persons, a drawing of lots shall determine the issue. If there is a tie in voting on other matters, the proposal shall be considered rejected.

30.4 Blank votes and invalid votes will be deemed not to have been cast.

30.5	The conditions as referred to in article 29 paragraph 6 of these articles of association mention the manner in which a shareholder or its representative may participate in the voting by way of electronic means.

Resolutions adopted outside a meeting

Article 31

31.1	Shareholder resolutions may be adopted outside meetings, provided that all holders of a meeting right have agreed with this method of decision-making. The managing directors must be given the opportunity to advise on the items to be resolved upon prior to the adoption thereof.

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31.2	If resolutions are passed outside meetings, the votes shall be cast in writing. The requirement that votes be cast in writing may also be satisfied if the resolution is adopted in writing and includes a statement of the method by which each of the shareholders cast its vote.

Amendment to the articles of association

Article 32

The general meeting is authorized to adopt a resolution to amend the articles of association. If a proposal to amend the articles of association is submitted to the general meeting, this must always be stated in the notice convening the general meeting and simultaneously a copy of the proposal containing the proposed amendment verbatim must be deposited at the company’s office for inspection by the shareholders and other holders of a meeting right until the end of the meeting.

Dissolution and liquidation

Article 33

33.1	The general meeting is authorized to adopt a resolution to dissolve the company. If a resolution is to be proposed to the general meeting for dissolving the company, such shall be stated in the convening notice.

33.2	In the event of the company being dissolved , the managing directors shall be the liquidators of the assets of the dissolved company, unless the general meeting appoints other persons to do so.

33.3	The liquidators have the same powers, duties and liabilities as managing directors, insofar as such is compatible with their task as liquidator.

33.4	Any surplus assets remaining after the company’s debts have been settled shall be distributed to the shareholders in proportion to the aggregate nominal value of their individual shareholding.

33.5	After the company has ceased to exist, the company’s accounts, records and other data carriers must be kept for seven (7) years by the person designated for that purpose by the liquidators.

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Postbus 2720

1000 CS Amsterdam

DOORLOPENDE TEKST VAN DE STATUTEN VAN TURLOCK B.V.,

NA AKTE VAN STATUTENWIJZIGING D.D. 9 JULI 2013

STATUTEN

Begripsbepalingen

Artikel 1

In de statuten wordt onder de volgende definities het volgende verstaan:

a.	algemene vergadering: het orgaan dat wordt gevormd door de aandeelhouders;

b.	certificaten: certificaten op naam van aandelen in het kapitaal van de vennootschap;

c.	dochtermaatschappij: een rechtspersoon of vennootschap als bedoeld in artikel 2:24a Burgerlijk Wetboek;

d.	jaarrekening: de balans en de winst- en verliesrekening alsmede de toelichting daarop;

e.	schriftelijk: elk via gangbare communicatiemiddelen, hieronder mede begrepen doch niet beperkt tot telefax of e-mail, overgebracht en op schrift ontvangen bericht;

f.	vergadergerechtigde: de persoon aan wie op grond van de wet of de statuten vergaderrecht toekomt;

g.	vergaderrecht: het recht om in persoon, of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren.

Naam en zetel

Artikel 2

2.1	De vennootschap draagt de naam:

Turlock B.V.

2.2	De vennootschap heeft haar zetel te Amsterdam.

Doel

Artikel 3

Het doel van de vennootschap is:

a.	het oprichten van, het bestuur voeren over, het deelnemen in en het nemen van enig financieel belang in andere vennootschappen en/of ondernemingen;

b.	het verlenen van diensten op administratief, technisch, financieel, economisch of bestuurlijk gebied aan andere vennootschappen, personen en/of ondernemingen;

c.	het verkrijgen, vervreemden, beheren en exploiteren van roerende en onroerende zaken en andere goederen, daaronder begrepen patenten, merkrechten, licenties, vergunningen en andere industriële eigendomsrechten;

d.	het ter leen opnemen en/of ter leen verstrekken van gelden, alsmede het zekerheid stellen, zich sterk maken of zich op andere wijze hoofdelijk naast of voor anderen verbinden,

het vorenstaande al of niet in samenwerking met derden en met inbegrip van het verrichten en bevorderen van alle handelingen die daarmede direct of indirect verband houden, alles in de ruimste zin.

Aandelen en certificaten

Artikel 4

4.1	De vennootschap heeft een geplaatst aandelenkapitaal verdeeld in één (1) of meer aandelen.

4.2	Ten minste één (1) aandeel wordt gehouden door een ander dan en anders dan voor rekening van de vennootschap of één (1) van haar dochtermaatschappijen.

4.3	De aandelen hebben een nominale waarde van éénhonderd euro (EUR 100,00) elk.

4.4	Alle aandelen luiden op naam en zijn doorlopend genummerd van 1 af. Aandeelbewijzen worden niet uitgegeven. Aan elk aandeel is het stemrecht, het vergaderrecht en het recht tot deling in de winst en de reserves van de vennootschap, overeenkomstig het bepaalde in deze statuten, verbonden.

4.5	Aan certificaten is geen vergaderrecht verbonden. In afwijking van het bepaalde in de vorige zin, is de algemene vergadering bevoegd tot het verbinden respectievelijk ontnemen van het vergaderrecht aan één (1) of meer certificaten.

Register van aandeelhouders

Artikel 5

5.1	Het bestuur van de vennootschap houdt een register waarin de namen en adressen van alle aandeelhouders zijn opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening, de soort of de aanduiding van de aandelen, alsmede van het op ieder aandeel gestorte bedrag. Indien een aandeelhouder niet gebonden is aan een statutaire verplichting of eis of opschorting van rechten als bedoeld in artikel 2:192 lid 1 Burgerlijk Wetboek, wordt dat vermeld. In het register worden tevens opgenomen de namen en adressen van hen die een vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening alsmede een vermelding welke aan de aandelen verbonden rechten hun overeenkomstig de artikelen 11 en 29 van deze statuten toekomen. In het register worden opgenomen de namen en adressen van de houders van certificaten van aandelen waaraan vergaderrecht is verbonden, met vermelding van de datum waarop het vergaderrecht aan hun certificaat is verbonden en de datum van erkenning of betekening.

5.2	Aandeelhouders en anderen van wie gegevens ingevolge lid 1 van dit artikel in het register van aandeelhouders moeten worden opgenomen, verschaffen aan het bestuur tijdig de benodigde gegevens. Indien tevens een elektronisch adres wordt verstrekt ter opneming in het aandeelhoudersregister, zal deze verstrekking worden beschouwd als de instemming van de desbetreffende aandeelhouder of andere vergadergerechtigde om alle kennisgevingen en mededelingen alsmede oproepingen voor een algemene vergadering langs elektronische weg toegezonden te krijgen.

5.3	Het register wordt regelmatig bijgehouden en elk verleend ontslag van aansprakelijkheid voor nog niet gedane stortingen wordt daarin mede aangetekend. Alle inschrijvingen en aantekeningen in het register dienen te worden ondertekend door een bestuurder.

5.4	Het bestuur verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker, een pandhouder en een houder van een certificaat waaraan vergaderrecht is verbonden, om niet een uittreksel uit het register met betrekking tot zijn recht op zijn aandeel of certificaat. Rust op een aandeel een vruchtgebruik of een pandrecht, dan vermeldt het uittreksel aan wie de in de artikelen 11 en 29 van deze statuten bedoelde rechten toekomen.

5.5	Het bestuur legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders, de vruchtgebruikers en pandhouders aan wie de in de artikelen 11 en 29 van deze statuten bedoelde rechten toekomen en van houders van certificaten waaraan vergaderrecht is verbonden. De gegevens van het register omtrent niet volgestorte aandelen zijn ter inzage van een ieder; een afschrift of uittreksel van deze gegevens wordt tegen ten hoogste kostprijs verstrekt.

Uitgifte van aandelen

Artikel 6

6.1	De vennootschap kan slechts aandelen uitgeven ingevolge een besluit van de algemene vergadering. De algemene vergadering kan haar bevoegdheid hiertoe overdragen aan een ander orgaan en kan deze overdracht herroepen.

6.2	Lid 1 van dit artikel is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Voorwaarden van uitgifte. Voorkeursrecht

Artikel 7

7.1	Bij het besluit tot uitgifte van aandelen worden de uitgiftekoers en de verdere voorwaarden van uitgifte bepaald. Voor uitgifte van aandelen is vereist een daartoe bestemde, ten overstaan van een in Nederland gevestigde notaris verleden akte, waarbij de betrokkenen partij zijn.

7.2	Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn aandelen, met inachtneming van de beperkingen volgens de wet.

7.3	Een gelijk voorkeursrecht hebben de aandeelhouders bij het verlenen van rechten tot het nemen van aandelen.

7.4	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten door het tot uitgifte bevoegde orgaan.

Storting op aandelen

Artikel 8

8.1	Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat het nominale bedrag of een deel daarvan eerst behoeft te worden gestort na verloop van tijd of nadat de vennootschap het zal hebben opgevraagd.

8.2	Storting op een aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting in een andere geldeenheid dan die waarin het nominale bedrag van de aandelen luidt, kan slechts geschieden met toestemming van de vennootschap.

Verkrijging van eigen aandelen

Artikel 9

9.1	De vennootschap kan slechts aandelen in haar eigen kapitaal verkrijgen ingevolge een besluit van het bestuur.

9.2	Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.

9.3	De vennootschap mag, behalve om niet, geen volgestorte eigen aandelen verkrijgen indien het eigen vermogen, verminderd met de verkrijgingsprijs, kleiner is dan de reserves die krachtens de wet of deze statuten moeten worden aangehouden, of indien het bestuur weet of redelijkerwijs behoort te voorzien dat de vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

9.4	Indien de vennootschap na een verkrijging anders dan om niet, niet kan voortgaan met de betaling van haar opeisbare schulden, zijn de bestuurders met inachtneming van het bepaalde in de wet, jegens de vennootschap hoofdelijk verbonden voor het tekort dat door de verkrijging is ontstaan. De vervreemder van de aandelen die wist of redelijkerwijs behoorde te voorzien dat de vennootschap na de verkrijging niet zou kunnen voortgaan met het betalen van haar opeisbare schulden is jegens de vennootschap gehouden tot vergoeding van het tekort dat door de verkrijging van zijn aandelen is ontstaan, voor ten hoogste de verkrijgingsprijs van de door hem vervreemde aandelen, met inachtneming van het bepaalde in de wet.

9.5	De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt.

9.6	Verkrijging van aandelen ten laste van de in lid 3 van dit artikel bedoelde reserves is nietig. De bestuurders zijn hoofdelijk aansprakelijk jegens de vervreemder te goeder trouw die door de nietigheid schade lijdt.

9.7	Onder het begrip ‘aandelen’ in dit artikel zijn certificaten begrepen.

Kapitaalvermindering

Artikel 10

Met inachtneming van artikel 4 lid 2 van deze statuten, kan de algemene vergadering besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door de nominale waarde van aandelen bij statutenwijziging te verminderen. Dit besluit heeft geen gevolgen zolang het bestuur geen goedkeuring heeft verleend. De bepalingen van artikel 2:208 alsmede de leden 2 tot en met 4 van artikel 2:216 Burgerlijk Wetboek zijn van overeenkomstige toepassing op vorenbedoeld besluit.

Levering van aandelen en certificaten. Beperkte rechten

Artikel 11

11.1	Voor de levering van een aandeel of de levering – daaronder begrepen de vestiging en het doen van afstand – van een beperkt recht op een aandeel, is vereist een daartoe bestemde, ten overstaan van een in Nederland gevestigde notaris verleden akte, waarbij de betrokkenen partij zijn.

11.2	De levering overeenkomstig lid 1 van dit artikel, werkt mede van rechtswege tegenover de vennootschap. Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de notariële akte aan haar is betekend overeenkomstig het dienaangaande in de wet bepaalde.

11.3	Het bepaalde in lid 2 van dit artikel vindt overeenkomstig toepassing op de levering van certificaten waaraan vergaderrechten zijn verbonden.

11.4	Een aandeelhouder kan op een of meer van zijn aandelen een vruchtgebruik of een pandrecht vestigen.

11.5	De aandeelhouder heeft het stemrecht op de aandelen waarop het vruchtgebruik of pandrecht is gevestigd. Het stemrecht kan aan de vruchtgebruiker of de pandhouder worden toegekend, indien dit bij de vestiging van het vruchtgebruik of pandrecht is bepaald of nadien schriftelijk tussen de aandeelhouder en vruchtgebruiker of pandhouder is overeengekomen, mits de overgang van het stemrecht is goedgekeurd door de algemene vergadering.

11.6	Het bepaalde in lid 2 van dit artikel vindt overeenkomstig toepassing op de in lid 5 van dit artikel bedoelde schriftelijke overeenkomst.

Overdraagbaarheid van aandelen. Goedkeuring

Artikel 12

12.1	Indien en zolang alle geplaatste aandelen in het kapitaal van de vennootschap, al dan niet tezamen met de vennootschap zelf, worden gehouden door één (1) natuurlijke- of rechtspersoon, kunnen de aandelen vrijelijk en zonder beperkingen als bedoeld in artikel 2:195 Burgerlijk Wetboek worden overgedragen.

In alle andere gevallen is voor iedere overdracht van aandelen, wil zij geldig zijn, steeds de goedkeuring vereist van de algemene vergadering, tenzij alle medeaandeelhouders schriftelijk hun goedkeuring aan de voorgenomen vervreemding hebben gegeven, welke goedkeuring slechts voor een periode van drie (3) maanden geldig is.

12.2	De aandeelhouder die tot overdracht van aandelen wil overgaan (de “verzoeker”) geeft daarvan schriftelijk kennis aan het bestuur, onder opgave van het aantal over te dragen aandelen en de persoon of de personen aan wie hij wenst over te dragen.

12.3	Het bestuur is verplicht een algemene vergadering bijeen te roepen en te doen houden binnen vier (4) weken na ontvangst van de in lid 2 van dit artikel bedoelde kennisgeving.

Indien het bestuur niet binnen voornoemde termijn tot oproeping van een algemene vergadering overgaat, is de verzoeker binnen twee (2) weken na het verstrijken van die termijn zelf bevoegd een algemene vergadering bijeen te roepen. Het bestuur is verplicht de verzoeker daartoe alle benodigde gegevens te verschaffen.

Bij de oproeping wordt de inhoud van de in lid 2 van dit artikel bedoelde kennisgeving vermeld.

12.4	Indien de algemene vergadering de gevraagde goedkeuring verleent, moet de overdracht binnen drie (3) maanden daarna plaatshebben.

12.5	De gevraagde goedkeuring wordt geacht te zijn verleend indien:

a.	niet binnen de in lid 3 van dit artikel vermelde termijn van vier (4) weken, respectievelijk twee (2) weken daarna, de aldaar bedoelde algemene vergadering is gehouden;

b.	in die algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen; en

c.	bedoelde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de verzoeker opgave doet van een of meer gegadigden die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking had, tegen contante betaling te kopen.

In het in dit lid onder a vermelde geval wordt de gevraagde goedkeuring geacht te zijn verleend op de dag waarop de algemene vergadering uiterlijk had moeten worden gehouden.

12.6	Tenzij tussen de verzoeker en de door de algemene vergadering aangewezen en door hem aanvaarde gegadigde(n) omtrent de prijs of de prijsvaststelling anders wordt overeengekomen, zal de koopprijs van de aandelen worden vastgesteld door een onafhankelijke deskundige, op verzoek van de meest gerede partij te benoemen door de voorzitter van de Kamer van Koophandel waar de vennootschap ingeschreven is of behoort te zijn.

12.7	De verzoeker blijft bevoegd zich terug te trekken, mits dit geschiedt binnen één (1) maand nadat hem bekend is aan welke gegadigde(n) hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs. 12.8 De kosten van de prijsvaststelling komen ten laste van:

a.	de verzoeker indien deze zich terugtrekt;

b.	de verzoeker voor de helft en de koper(s) voor de andere helft indien de aandelen door de gegadigde(n) zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen; en

c.	de vennootschap in niet onder a of b genoemde gevallen.

12.9	De vennootschap zelf kan slechts met instemming van de verzoeker gegadigde zijn als bedoeld in lid 5 onder c van dit artikel.

Bestuur

Artikel 13

13.1	Het bestuur bestaat uit een door de algemene vergadering vast te stellen aantal van één (1) of meer bestuurders. Iedere bestuurder van de vennootschap heeft de titel van directeur.

13.2	De bestuurders worden benoemd door de algemene vergadering.

13.3	Met een bestuurder wordt voor de toepassing van de artikelen 9 lid 4, 10 en 23 lid 3 van deze statuten gelijkgesteld degene die het beleid van de vennootschap heeft bepaald of mede heeft bepaald, als ware hij bestuurder met dezelfde verantwoordelijkheden en aansprakelijkheden.

Schorsing en ontslag

Artikel 14

14.1	Iedere bestuurder kan te allen tijde door de algemene vergadering worden geschorst of ontslagen.

14.2	Elke schorsing kan één of meer malen worden verlengd doch in totaal niet langer duren dan drie (3) maanden. De schorsing eindigt na verloop van die tijd, tenzij een besluit is genomen omtrent de opheffing van de schorsing of het ontslag van de bestuurder voor het eind van voornoemde periode.

Bezoldiging

Artikel 15

De bezoldiging en de verdere arbeidsvoorwaarden van iedere bestuurder worden vastgesteld door de algemene vergadering.

Bestuurstaak

Artikel 16

16.1	Het bestuur is, behoudens beperkingen volgens deze statuten en met inachtneming van het bepaalde in de wet, belast met het besturen van de vennootschap.

16.2	Het bestuur kan een reglement vaststellen waarin regels worden gegeven omtrent de wijze van besluitvorming.

16.3	Het bestuur kan bij een taakverdeling bepalen met welke taak iedere bestuurder in het bijzonder zal zijn belast.

16.4	Het bestuur moet zich gedragen naar de aanwijzingen van de algemene vergadering.

Het bestuur is gehouden deze aanwijzingen op te volgen, tenzij deze in strijd zijn met het belang van de vennootschap en de met haar verbonden onderneming.

Bestuursvergaderingen

Artikel 17

17.1	Het bestuur vergadert zo dikwijls als een bestuurder een vergadering verzoekt.

17.2	Tot vergaderingen van het bestuur kan schriftelijk worden opgeroepen door iedere bestuurder, onder vermelding van de te bespreken onderwerpen. Een dergelijke oproeping vindt plaats niet minder dan vijf (5) dagen voor de dag van de vergadering.

17.3	Het verhandelde ter vergadering wordt zakelijk weergegeven in notulen vastgelegd.

17.4	Een bestuurder kan zich ter vergadering door een mede-bestuurder bij schriftelijke volmacht doen vertegenwoordigen.

17.5	Omtrent onderwerpen die niet zijn opgenomen in de agenda, in de schriftelijke oproeping of welke niet op dezelfde manier zijn aangekondigd of binnen de gestelde oproepingstermijn, kan niet wettig worden besloten, tenzij alle bestuurders ermee hebben ingestemd dat de besluitvorming over die onderwerpen plaatsvindt.

Besluitvorming bestuur. Tegenstrijdig belang

Artikel 18

18.1	Besluiten van het bestuur worden genomen met volstrekte meerderheid van de uitgebrachte stemmen. Iedere bestuurder heeft het recht één (1) stem uit te brengen. Bij staking van stemmen is het voorstel verworpen.

18.2	Een bestuurder die een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap neemt niet deel aan de beraadslaging en besluitvorming. Wanneer hierdoor geen bestuursbesluit kan worden genomen, wordt het besluit genomen door de algemene vergadering.

18.3	Het bestuur kan buiten vergadering besluiten nemen mits alle bestuurders met deze wijze van besluitvorming instemmen en zich schriftelijk omtrent het voorstel hebben uitgelaten.

Vertegenwoordiging

Artikel 19

19.1	Het bestuur vertegenwoordigt de vennootschap. De bevoegdheid de vennootschap te vertegenwoordigen komt mede toe aan twee (2) bestuurders gezamenlijk handelend.

19.2	Het bestuur kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Elk van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door het bestuur bepaald.

Goedkeuring bestuursbesluiten

Artikel 20

20.1	De algemene vergadering is bevoegd besluiten van het bestuur aan haar goedkeuring te onderwerpen. Dergelijke besluiten dienen duidelijk omschreven te worden en schriftelijk aan het bestuur te worden meegedeeld.

20.2	Het ontbreken van goedkeuring als bedoeld in dit artikel tast de vertegenwoordigingsbevoegdheid van het bestuur of de bestuurders niet aan.

Ontstentenis of belet

Artikel 21

In geval van ontstentenis of belet van één (1) of meer bestuurders zijn de andere bestuurders of is de andere bestuurder tijdelijk met het bestuur van de vennootschap belast. In geval van ontstentenis of belet van alle bestuurders of van de enige bestuurder is de persoon die daartoe door de algemene vergadering wordt benoemd tijdelijk met het bestuur van de vennootschap belast.

Boekjaar. Jaarrekening

Artikel 22

22.1	Het boekjaar valt samen met het kalenderjaar.

22.2	Jaarlijks binnen vijf (5) maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes (6) maanden door de algemene vergadering op grond van bijzondere omstandigheden, wordt door het bestuur een jaarrekening opgemaakt.

22.3	De jaarrekening wordt ondertekend door de bestuurders. Ontbreekt de ondertekening van één (1) of meer bestuurders, dan wordt daarvan onder opgave van reden melding gemaakt.

22.4	De algemene vergadering stelt de jaarrekening vast.

22.5	Een besluit tot vaststelling van de jaarrekening strekt niet tevens tot kwijting aan een bestuurder. De algemene vergadering kan besluiten tot het verlenen van gehele of gedeeltelijke kwijting aan een of meer bestuurders.

22.6	Indien alle aandeelhouders tevens bestuurder van de vennootschap zijn, geldt ondertekening van de jaarrekening door alle bestuurders tevens als vaststelling in de zin van lid 4 van dit artikel, mits alle overige vergadergerechtigden in de gelegenheid zijn gesteld om kennis te nemen van de opgemaakte jaarrekening en met deze wijze van vaststelling hebben ingestemd zoals bedoeld in artikel 31 lid 1 van deze statuten. In afwijking van lid 5 van dit artikel strekt deze vaststelling tevens tot kwijting aan de bestuurders.

22.7	De vennootschap zal, indien daartoe wettelijk verplicht, een daartoe gekwalificeerde accountant opdracht verlenen tot het onderzoek van de boeken. De algemene vergadering is bevoegd de accountant aan te wijzen. In het geval de algemene vergadering niet tot aanwijzing overgaat, is het bestuur hiertoe bevoegd. De aanwijzing van de accountant kan met inachtneming van het in artikel 2:393 lid 2 Burgerlijk Wetboek bepaalde worden ingetrokken om gegronde redenen.

22.8	De wettelijke bepalingen zijn van toepassing op het jaarverslag, de additionele gegevens die moeten worden opgenomen, de accountantsverklaring en de openbaarmaking van het jaarverslag.

Winst

Artikel 23

23.1	De algemene vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen, voor zover het eigen vermogen groter is dan de reserves die de vennootschap krachtens de wet of de statuten moet aanhouden.

23.2	Een besluit dat strekt tot uitkering heeft geen gevolgen zolang het bestuur geen goedkeuring heeft verleend. Het bestuur weigert slechts zijn goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen voortgaan met het betalen van haar opeisbare schulden.

23.3	Indien de vennootschap na een uitkering niet kan voortgaan met de betaling van haar opeisbare schulden, zijn de bestuurders, met inachtneming van het bepaalde in de wet, hoofdelijk verbonden voor het tekort dat door de uitkering is ontstaan. Degene die de uitkering ontving terwijl hij wist of redelijkerwijs behoorde te voorzien dat de vennootschap na de uitkering niet zou kunnen voortgaan met het betalen van haar opeisbare schulden is jegens de vennootschap gehouden tot vergoeding van het tekort dat door de uitkering is ontstaan, ieder voor ten hoogste het bedrag of de waarde van de door hem ontvangen uitkering met inachtneming van het bepaalde in de wet.

23.4	Bij de berekening van iedere uitkering tellen de aandelen die de vennootschap in haar kapitaal houdt, niet mee.

23.5	Bij de berekening van het bedrag, dat op ieder aandeel zal worden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het nominale bedrag van de aandelen in aanmerking.

23.6	De vordering van een aandeelhouder om een uitkering te ontvangen, verloopt na vijf (5) jaren.

Algemene vergaderingen

Artikel 24

24.1	Tijdens ieder boekjaar wordt ten minste eenmaal ofwel een algemene vergadering gehouden of overeenkomstig artikel 31 lid 1 van deze statuten besloten of wordt de jaarrekening vastgesteld met inachtneming van het bepaalde in artikel 22 lid 6 van deze statuten.

24.2	De agenda van de in lid 1 van dit artikel genoemde algemene vergadering vermeldt onder meer de volgende punten:

a.	het jaarverslag;

b.	vaststelling van de jaarrekening;

c.	het verlenen van kwijting aan de bestuurders voor het door hen in het afgelopen boekjaar gevoerde bestuur;

d.	bestemming van het resultaat;

e.	voorziening in eventuele vacatures;

f.	andere voorstellen door het bestuur, dan wel aandeelhouders en andere stemgerechtigden, mits deze aan de orde zijn gesteld en zijn aangekondigd met inachtneming van het bepaalde in artikel 26 van deze statuten.

Andere vergaderingen

Artikel 25

25.1	Onverminderd het bepaalde in artikel 24 lid 1 van deze statuten worden andere algemene vergaderingen gehouden zo dikwijls als het bestuur of een bestuurder zulks nodig acht.

25.2	Een of meer aandeelhouders, die alleen of gezamenlijk ten minste één honderdste (1/100) gedeelte van het geplaatste kapitaal vertegenwoordigen, kunnen aan het bestuur schriftelijk en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een algemene vergadering bijeen te roepen. Het bestuur treft de nodige maatregelen, opdat de algemene vergadering binnen vier (4) weken na het verzoek kan worden gehouden, tenzij een zwaarwichtig belang van de vennootschap zich daartegen verzet.

25.3	Voor de toepassing van dit artikel worden met aandeelhouders gelijk gesteld andere vergadergerechtigden.

Oproeping. Agenda

Artikel 26

26.1	De algemene vergaderingen worden onverminderd het bepaalde in artikel 25 lid 2 van deze statuten bijeengeroepen door het bestuur of een bestuurder.

26.2

De oproeping geschiedt schriftelijk aan de adressen volgens het register van aandeelhouders met inachtneming van het bepaalde in artikel 5 lid 2 van deze statuten, niet later dan op de achtste (8e) dag vóór die van de vergadering.

26.3	Bij de oproeping worden de te behandelen onderwerpen vermeld. Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd met inachtneming van de in lid 5 van dit artikel gestelde vereisten.

26.4	Aandeelhouders en andere vergadergerechtigden, tezamen vertegenwoordigend ten minste één honderdste (1/100) gedeelte van het geplaatste kapitaal, kunnen het bestuur verzoeken één (1) of meer onderwerpen te agenderen voor behandeling op de eerstkomende algemene vergadering. Het bestuur dient tot agendering hiervan over te gaan, tenzij een zwaarwegend belang van de vennootschap zich daartegen verzet. Indien de oproeping als bedoeld in lid 2 van dit artikel voor de eerstkomende vergadering reeds is verzonden en er minder dan dertig (30) dagen zijn gelegen tussen het agenderingsverzoek en de dag van de eerstkomende vergadering, vindt agendering van de aangemelde onderwerpen plaats op de daarna volgende vergadering.

26.5	Omtrent onderwerpen die niet zijn opgenomen in de agenda, in de oproepingsbrief of welke niet op dezelfde manier zijn aangekondigd of binnen de gestelde oproepingstermijn, kan niet wettig worden besloten, tenzij alle vergadergerechtigden ermee hebben ingestemd dat de besluitvorming over die onderwerpen plaatsvindt en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

Plaats van de algemene vergaderingen

Artikel 27

Algemene vergaderingen worden gehouden in de gemeente waar de vennootschap haar statutaire zetel heeft, in de gemeente waar de vennootschap haar hoofdvestiging heeft, dan wel in de gemeente Haarlemmermeer (Luchthaven Schiphol). Een algemene vergadering kan elders worden gehouden, mits alle vergadergerechtigden hebben ingestemd met de plaats van de vergadering en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

Voorzitterschap. Notulen

Artikel 28

28.1	De algemene vergadering voorziet zelf in haar voorzitterschap. De voorzitter wijst een secretaris aan.

28.2	Van het verhandelde in elke algemene vergadering worden notulen gehouden door de secretaris. De notulen worden vastgesteld door de voorzitter en de secretaris en ten blijke daarvan door hen ondertekend.

28.3	De voorzitter of degene die de vergadering heeft belegd, kan bepalen dat van het verhandelde een notarieel proces-verbaal van vergadering wordt opgemaakt. Het proces-verbaal wordt mede door de voorzitter ondertekend.

28.4	Het bestuur houdt aantekening van de besluiten van de algemene vergadering, welke ten kantore van de vennootschap ter inzage liggen voor de aandeelhouders en andere vergadergerechtigden. Aan ieder van de aandeelhouders en vergadergerechtigden wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

28.5	Indien het bestuur ter vergadering niet is vertegenwoordigd, draagt de voorzitter van de vergadering ervoor zorg dat aan het bestuur zo spoedig mogelijk na de vergadering een afschrift van de genomen besluiten wordt verstrekt.

Vergaderrecht. Toegang

Artikel 29

29.1	Het vergaderrecht komt toe aan aandeelhouders, aan houders van certificaten waaraan vergaderrecht is verbonden en aan vruchtgebruikers en pandhouders die stemrecht hebben. Vruchtgebruikers en pandhouders die geen stemrecht hebben, hebben vergaderrecht indien bij de vestiging of overdracht van het vruchtgebruik of pandrecht niet anders is bepaald.

29.2	Iedere vergadergerechtigde of zijn vertegenwoordiger, die ter vergadering aanwezig is, moet de presentielijst tekenen.

29.3	Iedere vergadergerechtigde of zijn vertegenwoordiger, die door middel van een elektronisch communicatiemiddel aan de algemene vergadering deelneemt, wordt door de voorzitter van de vergadering geïdentificeerd op de wijze als bepaald in de voorwaarden als bedoeld in lid 6 van dit artikel. De naam van de vergadergerechtigde en de naam van zijn eventuele vertegenwoordiger, die door middel van een elektronisch communicatiemiddel aan de algemene vergadering deelneemt, wordt aan de presentielijst toegevoegd.

29.4	De bestuurders hebben als zodanig in de algemene vergadering een raadgevende stem.

29.5	Omtrent toelating van andere dan de hiervoor in dit artikel genoemde personen beslist de algemene vergadering.

29.6	Het bestuur kan bepalen dat een vergadergerechtigde of zijn vertegenwoordiger tevens bevoegd is om door middel van een elektronisch communicatiemiddel aan de algemene vergadering deel te nemen, daarin het woord te voeren en, voor zover mogelijk, het stemrecht uit te oefenen. Het bestuur stelt de voorwaarden voor elektronische deelname aan de vergadering als bedoeld in de vorige volzin vast en maakt deze bij de oproeping bekend. Deze voorwaarden bevatten in ieder geval de wijze waarop de vergadergerechtigde of zijn vertegenwoordiger (i) via het elektronische communicatiemiddel kan worden geïdentificeerd, (ii) rechtstreeks kan kennisnemen van de verhandelingen ter vergadering en (iii) voor zover mogelijk, het stemrecht kan uitoefenen.

Besluitvorming algemene vergadering

Artikel 30

30.1	Voor zover de wet of deze statuten geen grotere meerderheid voorschrijven, worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen.

30.2	Elk aandeel geeft recht op één (1) stem. Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij kan in de algemene vergadering geen stem worden uitgebracht; evenmin voor een aandeel waarvan een hunner de certificaten houdt.

30.3	Staken de stemmen bij verkiezing van personen, dan beslist het lot. Staken de stemmen bij een andere stemming dan is het voorstel verworpen.

30.4	Blanco stemmen en nietige stemmen gelden als niet uitgebracht.

30.5	De voorwaarden als bedoeld in artikel 29 lid 6 van deze statuten vermelden op welke wijze een aandeelhouder of zijn vertegenwoordiger via een elektronisch communicatiemiddel aan de stemming kan deelnemen.

Besluitvorming buiten vergadering

Artikel 31

31.1	Besluitvorming van aandeelhouders kan op andere wijze dan in vergadering geschieden, mits alle vergadergerechtigden met deze wijze van besluitvorming hebben ingestemd. De bestuurders worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen.

31.2	Ingeval van besluitvorming buiten vergadering, worden de stemmen schriftelijk uitgebracht. Aan het vereiste van schriftelijkheid van de stemmen wordt tevens voldaan indien het besluit, onder vermelding van de wijze waarop ieder van de aandeelhouders heeft gestemd, schriftelijk is vastgelegd.

Statutenwijziging

Artikel 32

De algemene vergadering is bevoegd te besluiten tot wijziging van de statuten. Wanneer aan de algemene vergadering een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping van de algemene vergadering worden vermeld en moet tegelijkertijd een afschrift van het voorstel waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders en andere vergadergerechtigden tot de afloop van de vergadering.

Ontbinding en vereffening

Artikel 33

33.1	De vennootschap wordt ontbonden door een besluit van de algemene vergadering. Wanneer aan de algemene vergadering een voorstel tot ontbinding wordt gedaan, moet dat bij de oproeping tot de vergadering worden vermeld.

33.2	Indien de vennootschap wordt ontbonden, worden de bestuurders vereffenaars van het vermogen van de ontbonden vennootschap tenzij de algemene vergadering andere personen daartoe aanwijst.

33.3	De vereffenaars hebben dezelfde bevoegdheden, plichten en aansprakelijkheden als bestuurders, voor zover deze verenigbaar zijn met hun taak als vereffenaar.

33.4	Hetgeen na voldoening van de schulden is overgebleven wordt uitgekeerd aan de aandeelhouders naar evenredigheid van het gezamenlijk nominaal bedrag van ieders aandelen.
33.5	Nadat de vennootschap heeft opgehouden te bestaan worden de boeken, bescheiden en andere gegevensdragers gedurende zeven (7) jaren bewaard door degene die daartoe door de vereffenaars is aangewezen.

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